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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Company Contact:
        Lance P. Wimmer
        Chairman, CEO
        IRATA, Inc.
        (713) 467-4300 ext.121


IRATA ANNOUNCES CONSOLIDATION PLANS WITH AUTO PHOTO SYSTEMS INC.
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Houston, TX, August 4, 1997...Irata, Inc. (NASDAQ:IRATA) today announced the
Company has signed an agreement to combine operations with Auto Photo Systems Inc. (APS), the U.S. subsidiary of Photo-Me International plc (PMI), a $350 million revenue U.K. public company with world wide operations.

Irata and APS have agreed to immediately commence joint operations by consolidating their businesses in a newly formed limited liability company, Image Dynamics LLC. Image Dynamics will be jointly owned by Irata and APS with the two companies sharing in net profits. Based on respective valuations of the contributions to the newly formed company, Irata will own about 26% of Image Dynamics LLC shares and net income.

Lance Wimmer, current Chairman and CEO of Irata and designated CEO of Image Dynamics said, "the joining together of Irata and APS, the two leading photo booth companies, is an outstanding opportunity. Combined, Irata and APS revenues for the coming year are expected to be about $25 million with cash flow generation in excess of $4.0 million. Image Dynamics will operate 700 Irata booths and 1400 APS booths, taking advantage of the superior distribution and route management infrastructure of APS. This is a classic case of major overhead cost reduction for two companies merging in the same industry and geography. In addition, combined technological and financial resources will accelerate the market roll out of the new Irata color booth. And, we will have combined management resources to continue to grow an even stronger and more profitable company in the future."

Irata, Inc. manufactures and operates consumer interactive self-service color and black & white photo booths under the trade name VideoFoto. As of March 31, 1997 the Company had about 700 booths in operation in shopping malls, theme parks, discount stores and a variety of other amusement locations nationally.

Certain statements contained in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.